Exhibit 33.8

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February 27, 2014

Management’s Assertion on

Compliance with Regulation AB Criteria

Newmark Realty Capital, Inc. and NRC Group Inc., a California Corporation with identical management and ownership (“the Asserting Party”) is responsible for assessing compliance, as of December 31, 2013, and for the year then ended (“the Reporting Period”), with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), excluding the criteria set forth in Sections 229.1122(d)(1)(ii)-(iii), in the CFR, which the Asserting Party has concluded are not applicable to the activities it performs with respect to the servicing of the asset-backed securitization transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the “Applicable Servicing Criteria”). The transactions covered by this report include all transactions conducted by the Asserting Party that relate to asset-backed securities serviced during the Reporting Period (“the Platform”).

Appendix A identifies the asset-backed securities defined by management as constituting the Platform.

The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that such party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2013 and for the Reporting Period with respect to the Platform taken as a whole.

Armanino LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the Applicable Servicing Criteria as of December 31, 2013, and for the Reporting Period as set forth in this assertion.

NRC Group, Inc.
Signature:	/s/ Michael Heagerty
Title:	CFO

595 MARKET STREET, SUITE 2550, SAN FRANCISCO, CA 94105 (415) 956-7600 FAX (415) 956-4434 SAN FRANCISCO•LOS ANGELES•IRVINE-SAN DIEGO•SACRAMENTO•SEATTLE•SPOKANE•PHOENIX-TUCSON•LAS VEGAS

Appendix A (Wells Fargo as Master Servicer)

Pool Name	Wells ID	NRC ID	Property
2006 HQ8	600875251	600875251	OD La Quinta, LLC (Office Depot)
	600875250	600875250	SM La Quinta, LLC (Stein Mart)
	600875252	600875252	WM La Quinta, LLC (JP Morgan)
	600875248	600875248	Matteson Lynnwood Investors I, LLC

2006-HQ9	600875678	600875678	Albrae Signal Six Associates, LLC

2006-4	600875951	600875951	CM Indio, LLC
	600875953	600875953	CM Perris, LLC

2007-IQ13	600876254	600876254	Turlock Cinema Center, LLC
	600876253	600876253	Hackett La Toscana (LaToscana Village)

2007-LDP12	600876583	600876583	Dallas Fitness Investors #2, LLC (LA Fitness – Euless)

2007-TOP28	600877032	600877032	Doheny Village Partners, LLC (Olympic Blvd. Retail)
	600877033	600877033	National Market Partners, LLC (Whole Foods)
	700401846	700401846	Houston Fitness Langham Creek, LP (LA Fitness – Langham Creek)

2013-LC12	800919161	800919161	Murrieta Plaza De Oro, a CA LP

2013-C11	300681019	300681019	Woodbridge Medical Plaza I, LLC

2013-C13	800918777	800918777	Industry West Commerce Center, LLC

2013-GCJ11	695100124	695100157	Blue Diamond Crossing

2005-TOP19	600874549	600874549	Sahara Fitness Ltd., LLC

2005-TOP20	600874806	600874806	HJ Mesa, LLC et al

2005-HQ7	600874945	600874945	Palo Alto Bayshore Investors, LLC